Exhibit 3.4

FILED # C1916-03

JUN 11 2003

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

ARTICLES OF MERGER

Pursuant to the provisions of the Idaho Business Corporation Act, Part 11, and the Nevada Revised Statutes, Chapter 92A, the undersigned corporations hereby submit the following Articles of Merger for filing for the purpose of merging Silver Crest Mines, Inc., an Idaho corporation (Mines), into Silver Crest Resources, Inc., a Nevada corporation (Resources).

ARTICLE I

The Plan of Merger of Mines into Resources is attached as Exhibit A.

ARTICLE II

1. The Plan of Merger was duly approved by the shareholders of Mines pursuant to Idaho Business Corporation Act. There were 10,000,000 shares Common Stock issued and outstanding and entitled to vote on the Plan of Merger. No other voting groups were entitled to vote separately on the Plan of Merger. The vote of shareholders was 7,538,954 shares (75.38%) voting "For", -0- shares voting "Against" and 2,000 shares voting "Abstain".

2. The Plan of Merger was approved by the unanimous consent of the shareholders of Resources.

DATED this 9th day of June, 2003.

Silver Crest Mines, Inc., an
Idaho corporation

By: ______________________
James Scheller, President

Silver Crest Resources, Inc., a
Nevada corporation

By: ______________________
James Scheller, President

PLAN OF MERGER

This Plan of Merger is made and entered into this 30th day of January, 2003, by and between Silver Crest Mines, Inc., an Idaho corporation ("Silver Crest Idaho"), and Silver Crest Resources, Inc., a Nevada corporation ("Silver Crest Nevada" or the "Surviving Corporation").

RECITALS

A. Silver Crest Idaho is a corporation organized and existing under the laws of the State of Idaho and has authorized capital stock consisting of 10,000,000 shares of $0.10 par value common stock, of which 10,000,000 shares are issued and outstanding, and held by approximately 319 shareholders of record.

B. Silver Crest Nevada is a corporation organized and existing under the laws of the State of Nevada and has authorized capital stock consisting of 500,000,000 shares of common stock with $0.001 par value, of which 100 shares are issued and outstanding, and held by Silver Crest Idaho and 10,000,000 shares of preferred stock with no stated value and $0.001 par value, of which no shares are issued and outstanding.

C. The Boards of Directors of Silver Crest Idaho and Silver Crest Nevada, respectively, deem it advisable for Silver Crest Idaho to merge with and into Silver Crest Nevada.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Silver Crest Idaho and Silver Crest Nevada hereby agree to the following Plan of Merger:

1. *Names of Constituent Corporations.* Silver Crest Idaho will merge with and into Silver Crest Nevada. Silver Crest Nevada will be the Surviving Corporation.

2. *Terms and Conditions of Merger.* The effective date of merger shall be the date upon which the Articles of Merger are filed with the Secretary of State. Upon the effective date of the merger, the separate corporate existence of Silver Crest Idaho shall cease; title to all real estate and other property owned by Silver Crest Idaho or Silver Crest Nevada shall be vested in Silver Crest Nevada without reversion or impairment; and the Surviving Corporation shall have all liabilities of Silver Crest Idaho and Silver Crest Nevada. Any proceeding pending by or against Silver Crest Idaho or Silver Crest Nevada may be continued as if such merger did not occur, or the Surviving Corporation may be substituted in the proceeding for Sidney Idaho.

3. *Governing Law.* The laws of the State of Nevada shall govern the Surviving Corporation.

4. *Name.* The name of the Surviving Corporation shall be Silver Crest Resources, Inc., a Nevada corporation.

5. *Registered Office.* The address of the registered office of the Surviving Corporation shall be 502 E. John Street, Room E, Carson City, NV 89706.

6. *Accounting.* The assets and liabilities of Silver Crest Idaho and Silver Crest Nevada (collectively the "Constituent Corporations") as of the effective date of the merger shall be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Constituent Corporations.

7. *Articles of Incorporation.* The Articles of Incorporation of Silver Crest Nevada shall constitute the Articles of Incorporation of the Surviving Corporation.

8. *Bylaws.* The Bylaws of Silver Crest Nevada as of the effective date of the merger shall be the Bylaws of the Surviving Corporation until the same shall be altered or amended in accordance with the provisions thereof.

9. *Directors.* The directors of Silver Crest Idaho as of the effective date of the merger shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

10. *Manner and Basis of Converting Shares.* As of the effective date of the merger:

(a) Each share of Silver Crest Idaho common stock issued and outstanding shall become one share of common stock of the Surviving Corporation.

(b) The Surviving Corporation shall convert or exchange each share of Silver Crest Idaho common stock for one share of the common stock of the Surviving Corporation.

(c) Any shares of stock of Silver Crest Idaho in the treasury of Silver Crest Idaho on the effective date of the merger shall be surrendered to the Surviving Corporation for cancellation, and no shares of the Surviving Corporation shall be issued in respect thereof.

(d) On the effective date of the merger, holders of certificates of common stock in Silver Crest Idaho shall surrender them to the Surviving Corporation, or its appointed agent, in such manner as the Surviving Corporation legally shall require. Upon receipt of such certificates, the Surviving Corporation shall issue in exchange therefor a certificate of shares of common stock in the Surviving Corporation representing the number of shares of stock to which such holder shall be entitled as set forth above.

(e) In addition, such shareholders shall be entitled to receive any dividends on such shares of common stock of the Surviving Corporation that may have been declared

and paid between the effective date of the merger and the issuance to such shareholder of the certificate of such common stock.

11. *Shareholder Approval.* This Plan of Merger shall be submitted to the shareholders of Silver Crest Idaho and Silver Crest Nevada for their approval in the manner provided under the applicable laws, at meetings to be held on or before June 30, 2003, or at other such time as the Boards of Directors of Silver Crest Idaho and Silver Crest Nevada shall agree. After approval by a vote of the holders of a majority of the Silver Crest Idaho shares entitled to vote thereon and the holders of the majority of the Silver Crest Nevada shares entitled to vote thereon, if any, of each voting group, and the approval by a vote of the holders of a majority of the Silver Crest Idaho shares entitled to vote thereon and the holders of a majority of the Silver Crest Nevada shares entitled to vote thereon, if any, of each voting group, Articles of Merger shall be filed as required under the laws of the States of Idaho and Nevada.

12. *Termination of Merger.* This merger may be abandoned at any time prior to the filing of Articles of Merger with the Secretary of State, upon a vote of a majority of the Board of Directors of both Silver Crest Idaho and Silver Crest Nevada. If the merger is terminated, there shall be no liability on the part of either Constituent Corporation, their respective Boards of Directors, or shareholders.

13. *Counterparts.* This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies shall be and constitute an original instrument.

IN WITNESS WHEREOF, this Plan of Merger has been adopted by the undersigned corporations as of this 30h day of January, 2003.

Silver Crest Mines, Inc., an Idaho corporation	Silver Crest Resources, Inc., a Nevada corporation
By: [signature]	By: [signature]
James Scheller, President	James Scheller, President